UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 6, 2023 (April 3, 2023)

Ispire Technology Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41680	84-5106049
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19700 Magellan Drive

Los Angeles, CA 90502

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (310) 742-9975

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ISPR	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Public Offering

On April 3, 2023, Ispire Technology Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with US Tiger Securities, Inc., acting as representative of the underwriters (the “Representative”), a copy of which is attached as Exhibit 1.1 hereto and incorporated herein by reference. Pursuant to the Underwriting Agreement the Company agreed to sell to the underwriters in a firm commitment underwritten public offering (the “Offering”) an aggregate of 2,700,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) at a price of $7.00 per share. The gross proceeds to the Company from the Offering, before deducting the underwriting discount, the underwriters’ fees and expenses and the Company’s estimated Offering expenses, were approximately $18.9 million. The Offering closed on April 6, 2023. The Common Stock is listed on The Nasdaq Capital Market under the trading symbol “ISPR.”

We have granted the Representative the option (“Over-allotment Option”), exercisable for 45 days from April 3, 2023, to purchase up to an additional 405,000 from us at the Offering price less the underwriting discount and commissions to cover over-allotments.

The Shares were offered by the Company pursuant to a registration statement on Form S-1, as amended (File No. 333-269470), filed with the Securities and Exchange Commission (the “Commission”), which was declared effective by the Commission on April 3, 2023 (as amended, the “Registration Statement”).

The Underwriting Agreement contains customary representations and warranties that the parties made to, and solely for the benefit of, the other party in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with Commission. The Company has also agreed that it will not, without the prior written consent of the Representative, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares or any securities convertible into or exercisable or exchangeable for shares, of the Company for a period of three (3) months following the closing date, other than certain exempt issuances.

Representative’s Warrant

Pursuant to the Underwriting Agreement, the Company issued to the Representative a warrant (the “Representative’s Warrant”) to purchase 54,000 shares of Common Stock. In the event the Representative exercises its Over-Allotment Option, the Representative will be entitled to purchase an additional 8,100 shares of Common Stock. The Representative’s Warrant will be exercisable at a per share exercise price equal to $8.75 and are exercisable at any time and from time to time, in whole or in part, during the period commencing on April 3, 2023, and terminating on April 3, 2028. Neither the Representative’s Warrant nor any of the shares issued upon exercise of the Representative’s Warrant may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the effective date of the Registration Statement. The Representative’s Warrant also provides for two demand registration rights of the shares underlying the Representative’s Warrant; “piggyback” registration rights, up to five years after April 3, 2023, with respect to the registration of the shares underlying the Representative’s Warrant; and, customary anti-dilution provisions.

The foregoing summaries of the terms of the Underwriting Agreement and the Representative’s Warrant are subject to, and qualified in their entirety by reference to, copies of the Underwriting Agreement and the Representative’s Warrant that are filed as Exhibits 1.1 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 8.01 Other Events.

On April 3, 2023, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

On April 6, 2023, the Company issued a press release announcing the closing of the Offering. A copy of the press release is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Description

1.1	Underwriting Agreement between Ispire Technology Inc. and US Tiger Securities, Inc., acting as representative of the underwriters

4.1	Representative’s Warrant

99.1	Press Release, dated April 3, 2023

99.2	Press Release, dated April 6, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ispire Technology Inc.

	By:	/s/ Tuanfang Liu
		Name:	Tuanfang Liu
		Title:	Chief Executive Officer

Dated: April 6, 2023

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